EXHIBIT 99.1

GOODRICH PETROLEUM ANNOUNCES COTTON VALLEY DRILLING AND PRODUCTION UPDATE, INCREASED BORROWING BASE AND DEVELOPMENT FINANCING

Houston, Texas – February 10, 2005. Goodrich Petroleum Corporation today announced an operational update on its Cotton Valley drilling and production activities, an increase in its borrowing base and a development financing tranche under its existing senior credit facility.

COTTON VALLEY UPDATE - The Company announced it has drilled sixteen wells to total depth, with a 100% success rate, on its approximately 45,000 acres in the Cotton Valley Trend of East Texas and Northwest Louisiana. The Company has drilled seven wells in the N. Minden area, five wells in the Dirgin-Beckville area, three wells in the Bethany-Longstreet area and one well in the S. Henderson area. Of the sixteen wells drilled to date, fourteen wells are currently online and producing and two are currently being completed, with production from those two wells expected to begin late February. The average initial production rate per well for the wells completed to date is approximately 1,350 Mcfe per day. Production from the first wells drilled commenced in June 2004. Current gross production from the fourteen producing wells is estimated to be approximately 10,000 Mcfe per day, or approximately 6,000 Mcfe per day net to the Company. Initial rates and production performance have generally improved over time as the Company has gained experience, data and knowledge from the wells drilled on its acreage. The Company’s independent reserve engineering firm has completed its preliminary report on the Cotton Valley wells that the Company has drilled and completed to date, and has estimated the average gross ultimate reserve at approximately 1.0 Bcfe per well. The average initial production rate for the most recent nine wells, using a refined completion technique, is approximately 1,700 Mcfe per day, with an estimated ultimate gross reserve of approximately 1.25 Bcfe per well. The Company continues to aggressively develop the Cotton Valley and currently has three rigs under long term contract drilling on its acreage block. In addition, the Company has reached an agreement to add a fourth rig in the Cotton Valley beginning in March 2005.

INCREASED BORROWING BASE – The Company announced its borrowing base under its senior credit facility with BNP Paribas has been redetermined and increased from $32 million to $44.0 million. The outstanding amount currently borrowed under the senior facility is $31 million.

DEVELOPMENT FINANCING - The Company has also entered into an additional $15 Million of financing within its existing senior credit facility, to be used to further develop its Cotton Valley acreage. The development tranche has a four year term, with initial funding of $7.5 million upon closing and two subsequent fundings of $3.75 million each, based on performance and results. Interest on the development financing will accrue at LIBOR plus 5.0 percent. Closing and initial funding of the development tranche is anticipated to occur in approximately two weeks.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent exploration and production company listed on the New York Stock Exchange. The majority of its oil and gas properties are in Louisiana and Texas.